SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

(Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

WORLD AIRWAYS, INC.

(Name of Subject Company (Issuer))

WORLD AIRWAYS, INC. – Offeror

(Names of Filing Persons (Identifying Status as Offeror, Issuer or Other Person)

8% Convertible Senior Subordinated Debentures Due 2004

(Title of Class of Securities)

(CUSIP Nos. 98142HAC9, 98142HAB1, 98142HAA3 and U9871WAA1)

(CUSIP Number of Class of Securities)

Cindy M. Swinson, Esq.
General Counsel and Secretary
World Airways, Inc.
The HLH Building
101 World Drive
Peachtree City, Georgia 30269
(770) 632-8005

(Name Address and Telephone Number of Person
Authorized to Receive Notices and Communications on Behalf of Filing Persons)

Copies to:
Gabriel Dumitrescu, Esq.
Powell, Goldstein, Frazer & Murphy LLP
191 Peachtree Street, N.E., Suite 1600
Atlanta, Georgia 30303
Tel: (404) 572-6600
Fax: (404) 572-6999

CALCULATION OF FILING FEE

Transaction Valuation	Amount of Filing Fee*

$40,545,000	$3,280

* Previously paid.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$3,280	Filing Party:	World Airways, Inc.

Form or Registration No.:	S-4	Date Filed:	July 23, 2003

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.	☐	going-private transaction subject to Rule 13e-3.

☒	issuer tender offer subject to Rule 13e-4.	☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☒

TENDER OFFER STATEMENT

      This Amendment No. 1 (this “Final Amendment”) to the Tender Offer Statement on Schedule TO (“Schedule TO”) is being filed by World Airways, Inc., a Delaware corporation (the “Company”), pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended, and amends the Tender Offer Statement filed with the Securities and Exchange Commission on July 23, 2003, in connection with the Company’s offer (the “Exchange Offer”) to exchange its 8% Convertible Senior Subordinated Debentures Due 2009 (the “Exchange Debentures”) for all of its outstanding 8% Convertible Senior Subordinated Debentures Due 2004 (the “Existing Debentures”) upon the terms and subject to the conditions set forth in the prospectus dated July 23, 2003, and in the related letter of transmittal.

      At 5:00 p.m., New York City time, on October 9, 2003, the Exchange Offer expired pursuant to its terms. The Company is filing this Final Amendment to its Schedule TO to report the results of the Exchange Offer. The holders of approximately 17.7 % aggregate principal amount of the Existing Debentures tendered their Existing Debentures for exchange in the Exchange Offer. Because the Company’s condition to the completion of the Exchange Offer that a minimum of 95% aggregate principal amount of the Existing Debentures was not met, the Company has withdrawn the Exchange Offer and will not accept any of the Existing Debentures tendered in the Exchange Offer. The Existing Debentures tendered for exchange will be promptly returned to their holders.

ITEM 12.	EXHIBITS

(a)(1)(A)	Prospectus dated July 23, 2003, incorporated herein by reference to the Registration Statement.*

(a)(1)(B)	Form of Letter of Transmittal and related instructions dated July 23, 2003, incorporated by reference to Exhibit 99.1 to the Registration Statement.*

(a)(1)(C)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated July 23, 2003, incorporated by reference to Exhibit 99.2 to the Registration Statement.*

(a)(1)(D)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated July 23, 2003, incorporated by reference to Exhibit 99.3 to the Registration Statement.*

(a)(1)(E)	Form of Notice of Guaranteed Delivery dated July 23, 2003, incorporated by reference to Exhibit 99.4 to the Registration Statement.*

(a)(1)(F)	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner, incorporated by reference to Exhibit 99.5 to the Registration Statement.*

(a)(2)	None.

(a)(3)	None.

(a)(4)	None.

(a)(5)(A)	Press Release issued by the Company on July 23, 2003, filed pursuant to Rule 425 and incorporated by reference herein.*

(a)(5)(B)	Management presentation made on August 19, 2003 to the representatives of certain holders of the Existing Debentures, filed pursuant to Rule 425 and incorporated by reference herein.*

(a)(5)(C)	Press Release issued by the Company on September 17, 2003, filed pursuant to Rule 425 and incorporated by reference herein.*

(a)(5)(D)	Press Release issued by the Company on October 3, 2003, filed pursuant to Rule 425 and incorporated by reference herein.*

(b)	None.

(c)	None.

(d)	None.

(e)	None.

(g)	None.

(h)	None.

*	Previously filed.

SIGNATURE

      After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: October 10, 2003

WORLD AIRWAYS, INC.

	By:	/s/ Hollis L. Harris

Hollis L. Harris
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description

(a)(1)(A)	Prospectus dated July 23, 2003, incorporated herein by reference to the Registration Statement.*

(a)(1)(B)	Form of Letter of Transmittal and related instructions dated July 23, 2003, incorporated by reference to Exhibit 99.1 to the Registration Statement.*

(a)(1)(C)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated July 23, 2003, incorporated by reference to Exhibit 99.2 to the Registration Statement.*

(a)(1)(D)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated July 23, 2003, incorporated by reference to Exhibit 99.3 to the Registration Statement.*

(a)(1)(E)	Form of Notice of Guaranteed Delivery dated July 23, 2003, incorporated by reference to Exhibit 99.4 to the Registration Statement.*

(a)(1)(F)	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner, incorporated by reference to Exhibit 99.5 to the Registration Statement.*

(a)(2)	None.

(a)(3)	None.

(a)(4)	None.

(a)(5)(A)	Press Release issued by the Company on July 23, 2003, filed pursuant to Rule 425 and incorporated by reference herein.*

(a)(5)(B)	Management presentation made on August 19, 2003 to the representatives of certain holders of the Existing Debentures, filed pursuant to Rule 425 and incorporated by reference herein.*

(a)(5)(C)	Press Release issued by the Company on September 17, 2003, filed pursuant to Rule 425 and incorporated by reference herein.*

(a)(5)(D)	Press Release issued by the Company on October 3, 2003, filed pursuant to Rule 425 and incorporated by reference herein.*

(b)	None.

(c)	None.

(d)	None.

(e)	None.

(g)	None.

(h)	None.

*	Previously filed.